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Marty Tullio, Managing Member
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Ecology Coatings Announces Second Quarter Financial Results
and Provides Shareholder Update

Net Loss for the Quarter Reduced by 46 Percent

Auburn Hills, MI – April 28, 2009 – Ecology Coatings, Inc. (OTCBB:ECOC), a leader in the discovery and development of nanotechnology-enabled, ultraviolet curable advanced materials, today provided a shareholder update and reported financial results for its second quarter, ended March 31, 2009.

Highlights:

•	Ecology Coatings has just begun the commercialization of its innovative, ultraviolet (UV) curable industrial coatings

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Net loss for the quarter was reduced 51 percent, to $882,000, or a net loss per share of $0.03, compared to the second quarter of fiscal 2008, in which the company reported a net loss of $1,811,000, or a net loss per share of $0.06

•	Equity 11, Ltd. has invested $2,347,000 in Ecology Coatings Convertible Preferred Stock with the option to invest up to $5 million

•	New management team

•	Two new board members

•	New interactive website providing focused information for both shareholders and customers

•	Company awarded seventh product patent, which protects the manufacturing process and methods for environmentally friendly coating for use on metal substrates, including flexible metal objects

“I look forward today to my first shareholder conference call,” commented Ecology Coatings CEO Bob Crockett. “I’ve been here just over seven months and am enthusiastic about the strength of our patented technology platform, and the decisions we have made to address the coating demands of U.S. manufacturing companies. Today’s global economic and competitive conditions are demanding change in an industry that has been static for over 50 years. I believe we have the most innovative, cost effective, environmentally efficient coatings technology in the industry.

“This claim and proof of concept is based on information gathered from the 20 customer projects we are working on in our target markets. We intend to use our customers’ manufacturing expertise, distribution channels, and sales and marketing expertise to accelerate our time to commercialization.”
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Ecology Coatings Announces Second Quarter Financial Results and Provides Shareholder Update

Crockett continued, “During the conference call, we will be discussing the milestones reached over the last six months, including the decision to focus on our paper barrier technology, which enhances the performance of paper products, a $4 billion industry; and the metal finishing powder coat industry, which generates $5 billion annually in material sales. Companies in the metals industry are searching for a technology platform that will allow them to lighten the weight and cost of their products. Many companies in this industry are also positioning themselves to take advantage of the monies being provided by the American Recovery and Reinvestment Act to companies that are reducing their energy usage and carbon footprint.”

Crockett will also be introducing the new management team and discussing their short- and long-term vision for Ecology Coatings.

Shareholders, potential shareholders and members of the financial community are encouraged to participate in today’s second quarter update conference call. The call will begin at 11:00 a.m. Eastern Daylight Time. The conference call dial-in number for U.S. and international callers is 480.248.5081. The passcode for the call is 4055988. Please dial in to the conference five minutes before the call is scheduled to begin. An audio replay of the conference call will be available from 2:00 p.m. EDT, April 28, 2009, through 11:59 p.m. EDT, May 12, 2009. The audio replay can be accessed by dialing 303.590.3030, and entering passcode 4055988.

About Ecology Coatings, Inc.
Ecology Coatings, Inc. (OTCBB:ECOC), is a world leader in the development and licensing of cleantech ultraviolet (UV) curable coatings — coatings that improve the products we use daily. Ecology’s technology platform allows manufacturers to enhance the durability and performance of their products, while significantly reducing energy costs and increasing manufacturing throughput. The company produces solid coatings which eliminate the escape of harmful solvents into the atmosphere during application. Headquartered in Auburn Hills, Michigan, Ecology Coatings has a development and prototype lab in Akron, Ohio. For additional information, call 248.370.9900 or visit the company's website at http://www.ecologycoatings.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as, Ecology Coatings (the "Company"), by and through its management, "anticipates," "believes," "estimates," "expects," "forecasts," "foresees," "intends," "plans," or other words of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and a wide variety of other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: successfully commercialize its technology; generate revenues and achieve profitability in an intensely competitive industry; compete in products and prices with substantially larger and better capitalized competitors; secure, maintain and enforce a strong intellectual property portfolio; attract additional capital sufficient to finance our working capital requirements, as well as any investment of plant, property and equipment; develop a sales and marketing infrastructure; identify and maintain relationships with third party suppliers who can consistently provide us a reliable source of raw materials; acquire, develop, or identify for our own use, manufacturing capacity; attract and retain talented individuals; expand its shareholder base and public awareness of the Company through its investor relations program; continue operations during periods of adverse changes in general economic or market conditions, and other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission, including, specifically, the "Risk Factors" enumerated in the Company's latest Annual Report on Form 10-KSB.
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